(over) SEC 1473 (7-96)
SEC 1473       Potential persons who are to respond to the collection of information contained in this
(7-97)         form are not required to respond unless the form displays a currently valid OMB Number.

--------------------------                                     UNITED STATES SECURITIES AND EXCHANGE CONMMISSION                               --------------------------------
         FORM 3                        -----------------------------------------------------------------------------------------------------------            OMB APPROVAL
--------------------------                                                                                                                                  ------------
                                                                                                                                                    --------------------------------
                                                                                 Washington, D.C. 20549
                                                                                                                                                    --------------------------------
                                                                 INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES                                 OMB Number: 3235-0104
                                                                                                                                                    --------------------------------
                                       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility     --------------------------
                                                   Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940                  Expires: October 31, 2001
                                                                                                                                                        ------------------------
                                                                                                                                                    --------------------------------
                                                                                                                                                     Estimated average burden hours
                                                                                                                                                           per response....0.5
                                                                                                                                                    --------------------------------

(Print or Type Responses)

----------------------------------------------------------------- ---------------------------- --------------------------------------------------------------------------------------
1.       Name and Address of Reporting Person*                    2.  Date of Event            4.   Issuer Name and Tickler or Trading Symbol
                                                                      Requiring Statement
Clarke                      Jeffrey                         J.    (Month/Day/Year)                   Compaq Computer Corporation ("CPQ")
                                                                  03/15/2001
----------------------------------------------------------------- ---------------------------- --------------------------------------------------------------------------------------
-----------------------------------------------------------------
(Last)                     (First)             (Middle)           3.  IRS Identification       5. Relationship of Reporting            6.  If Amendment, Date of Original
                                                                      Number of Reporting      Person(s) to Issuer        (Check all       (Month/Day/Year)
                                                                                               applicable)
                                                                                                                                       ----------------------------------------------
20555 SH 249              M/C 110701                                  Person, if an entity     ___ Director      ___ 10% Owner
                                                                      (Voluntary)                                                       7.  Individual or Joint/Group
-----------------------------------------------------------------                                                                      ----------------------------------------------
-----------------------------------------------------------------                                                                      ----------------------------------------------
                           (Street)                                                            X   Officer  (give         ___ Other        Filing (Check applicable line)
                                                                                               ---
                                                                                               (specify title                                X  Form filed by One Reporting Person
                                                                                               below)                                      -----
Houston                    TX                  77070
                                                                                                Sr Vice President and CFO
                                                                                                -----------------------

----------------------------------------------------------------- -------------------------------------------------------------------------------------------------------------------
(City)                     (State)             (Zip)
                                                                           Table 1 - Non-Derivative Securities Beneficially Owned
----------------------------------------------------------------- -------------------------------------------------------------------------------------------------------------------
1.  Title of Security                                             2.  Amount of Securities     3.       Ownership        4.       Nature of Indirect Beneficial Ownership
    (Instr. 4)                                                        Beneficially Owned            Form: Direct                (Instr. 5)
                                                                      (Instr. 4)               (D)      or Indirect
                                                                                                    (I) (Instr. 5)
----------------------------------------------------------------- ---------------------------- ------------------------- ------------------------------------------------------------
                                                                                               -------------------------
Common Stock                                                               4,633.286                      D
----------------------------------------------------------------- ---------------------------- ------------------------- ------------------------------------------------------------
                                                                  ---------------------------- ------------------------- ------------------------------------------------------------
Common Stock                                                                568.814                       I              401K Plan
                                                                  ---------------------------- ------------------------- ------------------------------------------------------------
----------------------------------------------------------------- ---------------------------- ------------------------- ------------------------------------------------------------

----------------------------------------------------------------- ---------------------------- ------------------------- ------------------------------------------------------------
----------------------------------------------------------------- ---------------------------- ------------------------- ------------------------------------------------------------

----------------------------------------------------------------- ---------------------------- ------------------------- ------------------------------------------------------------

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
o        If the Form is filed by more than one Reporting Person, See Instruction 5(b)(v).

FORM 3 (continued)                          Table II - Derivative Securities Beneficially Owned (e.g., puts, calls warrants, options, convertible securities)

   ----------------------------------------------------- -------------------------- ------------------------------------- ----------------- ---------------- ------------------
   1. Title of' Derivative Security                      2.  Date Exer-             3.  Title and Amount of Securities    4.  Conver-       5. Owner         6.  Nature of
      (Instr. 4)                                             cisable and            Underlying                                sion or           ship         Indirect
                                                             Expiration                 Derivative Security                   Exercise          Form of      Beneficial
                                                             Date                       (Instr. 4)                            Price of          Deriv        Ownership
                                                         (Month/Day/Year)                                                     Derivative        ative        (Instr. 5)
                                                         -------------------------- -------------------------------------
                                                         ------------- ------------ ------------------------ ------------
                                                         Date          Expira-                               Amount           Security         Securities:
                                                         Exer-         tion                                  or                                Direct
                                                         Cisable       Date                  Title           Number                            (D) or
                                                                                                             of                                Indirect
                                                                                                             Shares                            (I)
                                                                                                                                               (Instr. 5)
   ----------------------------------------------------- ------------- ------------ ------------------------ ------------ ----------------- ---------------- ------------------
   ----------------------------------------------------- ------------- ------------ ------------------------ ------------ ----------------- ---------------- ------------------
   Stock Option (Right to buy)                             6/11/98     10/30/04          Common Stock            20              $9.90               D
   ----------------------------------------------------- ------------- ------------ ------------------------ ------------ ----------------- ---------------- ------------------
   ----------------------------------------------------- ------------- ------------ ------------------------ ------------ ----------------- ---------------- ------------------
   Stock Option (Right to buy)                            9/20/98(1)   08/19/08          Common Stock          15,000            $35.88              D
   ----------------------------------------------------- ------------- ------------ ------------------------ ------------ ----------------- ---------------- ------------------
   ----------------------------------------------------- ------------- ------------ ------------------------ ------------ ----------------- ---------------- ------------------
   Stock Option (Right to buy)                            2/28/99(1)   01/27/09          Common Stock          15,000            $47.19              D
   ----------------------------------------------------- ------------- ------------ ------------------------ ------------ ----------------- ---------------- ------------------
   ----------------------------------------------------- ------------- ------------ ------------------------ ------------ ----------------- ---------------- ------------------
   Stock Option (Right to buy)                            5/19/99(1)   04/18/09          Common Stock          12,000            $22.75              D
   ----------------------------------------------------- ------------- ------------ ------------------------ ------------ ----------------- ---------------- ------------------
   ----------------------------------------------------- ------------- ------------ ------------------------ ------------ ----------------- ---------------- ------------------
   Stock Option (Right to buy)                           01/08/00(1)   12/7/09           Common Stock          50,000            $25.13              D
   ----------------------------------------------------- ------------- ------------ ------------------------ ------------ ----------------- ---------------- ------------------
   ----------------------------------------------------- ------------- ------------ ------------------------ ------------ ----------------- ---------------- ------------------
   Stock Option (Right to buy)                            5/15/02(2)   05/14/10          Common Stock          60,000            $27.38              D
   ----------------------------------------------------- ------------- ------------ ------------------------ ------------ ----------------- ---------------- ------------------
   ----------------------------------------------------- ------------- ------------ ------------------------ ------------ ----------------- ---------------- ------------------
   Stock Option (Right to buy)                            1/13/01(3)   12/12/10          Common Stock          75,000            $18.10              D
   ----------------------------------------------------- ------------- ------------ ------------------------ ------------ ----------------- ---------------- ------------------
   ----------------------------------------------------- ------------- ------------ ------------------------ ------------ ----------------- ---------------- ------------------
   Stock Option (Right to buy)                            9/15/01(3)   03/14/11          Common Stock          175,000           $18.50              D
   ----------------------------------------------------- ------------- ------------ ------------------------ ------------ ----------------- ---------------- ------------------
        Explanation of Responses:
         (1)   Option first exercisable on this date and vests pro rate over 60 months from grant date
         (2)   Option vest fully on this date
         (3)   Option first exercisable on this date and vest pro rate over 48 months from grant date

                                                                                                                   /s/  Jeffrey J. Clarke                      3/22/01
                                                                                                                --------------------------------------- ------------------------
        ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.                        Jeffrey J. Clarke                      Date
            See 18 U.S.C. 1001 and 15 U.S.C. 78f'f(a).                                                             **Signature of Reporting Person

        Note:    File three copies of this Form, one of which must be manually signed.  If space is insufficient,
        See Instruction 6 for procedure.

                            CONFIRMING STATEMENT

     This statement  confirms that the undersigned has authorized and designated either  of Linda S.  Auwers  or  Connie  Levo  Howard  (each  individually,  the
"Authorized Person") to execute and file on the undersigned's behalf Forms 4 and
Forms 5 (including any amendments  thereto) that the undersigned may be required to file with the United States Securities and Exchange Commission as a result of the undersigned's  ownership of or transactions in securities of Compaq Computer
Corporation.  The authority of the Authorized  Person under this Statement shall continue until the undersigned is no longer required to file Forms 4 and Forms 5 with regard to the  undersigned's  ownership of or transactions in securities of
Compaq Computer Corporation,  unless earlier revoked in writing. The undersigned acknowledges  that the Authorized  Person is not assuming nor is Compaq Computer
Corporation  assuming any of the undersigned's  responsibilities  to comply with
Section 16 of the Securities Exchange Act of 1934.

                                                     /s/   Jeffrey J. Clarke
                                                     --------------------------------
                                                     Jeffrey J. Clarke

Dated:   March 22, 2001